EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MIDSOUTH BANCORP, INC.

MidSouth Bancorp, Inc, a Louisiana corporation (the “Corporation”), acting through its undersigned President and Secretary and by authority of its Board of Directors, does hereby certify that:

FIRST: The Amended and Restated Articles of Incorporation set forth in Paragraph Fifth below accurately set forth the articles of incorporation of the Corporation and all amendments thereto in effect on the date hereof, including the changes made by the amendments described in Paragraph Fourth below.

SECOND: All such amendments have been effected in conformity with law.

THIRD: The date of incorporation of the Corporation was April 17, 1984, and the date of these Amended and Restated Articles of Incorporation is April 7, 1993.

FOURTH: At a duly-convened annual shareholders’ meeting held on April 7, 1993, at which 465,410 outstanding shares of Common Stock of the Corporation were present or represented, the holders of 454,910 of the outstanding shares of Common Stock, constituting 97.7% of the outstanding shares present or represented at the meeting, adopted a resolution to amend the articles of incorporation of the Corporation as in effect prior to the date thereof by amending Articles II and III, deleting Articles IV and V, amending Article VI and redesignating it as Article IV, adding new Article V, amending Article VII and redesignating it as Article VI, deleting Article VIII, adding new Articles VII and VIII, amending Article IX and amending Article X and redesignating it as Article IV Paragraph F. The holders of 10,500 shares voted against the resolution and the holders of 0 shares abstained.

FIFTH: The Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE I

Name

The name of the Corporation is “MidSouth Bancorp, Inc.”

ARTICLE II

Purpose

The Corporation’s purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

ARTICLE III

Capital

A. Authorized Stock. The Corporation shall have the authority to issue ten million shares of capital stock, of which five million shares shall be Common Stock, $0.10 par value per share, and five million shares shall be Preferred Stock, no par value per share.

B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

C. Authroization of Issuance of Common or Preferred Stock. Any issuance of Common or Preferred Stock must be authorized by a majority of Continuing Directors, as defined in these Articles of Incorporation, in addition to a majority of the members of the Board of Directors present at a meeting of directors.

D. Total Voting Power. For purposes of these Articles of Incorporation, “Total Voting Power” means the total number of votes that shareholders (and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75(H)) are entitled to cast with respect to the election of directors or, if such term is used in reference to any other particular matter properly brought before the shareholders for a vote, means the total number of such votes that are entitled to be cast with respect to such matter.

ARTICLE IV

Directors

A. Number of Directors. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the By-laws of the Corporation, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

B. Classification. The Board of Directors shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 1994, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

C. Definition of Continuing Directors. “Continuing Directors” shall mean the persons who (1) are members of the Board of Directors of the Corporation on March 3, 1993 or (2) become members of the Board of Directors after March 3, 1993 upon the nomination of the Board of Directors at a time when a majority of the members are Continuing Directors.

D. Vacancies. Any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors, from the removal of a director or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the affirmative vote of a majority of all of the Continuing Directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board of Directors. A director elected pursuant to this section shall serve until the next shareholders’ meeting held for the election of directors of the class to which he or she shall have been appointed and until his or her successor is elected and qualified.

E. Removal. Any director may be removed at any time, but only for cause, at a special meeting of shareholders called for such purpose, by the affirmative vote of the holders of not less than 80% of the Total Voting Power. At the same meeting at which the shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article IV(E), directors shall not be subject to removal.

F. Director Proxies. Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

G. Tender Offers and Other Extraordinary Transactions. The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding any provision of this Article IV(G), this Article is not intended to confer any rights on any subsidiary of the Corporation, or on any of the Corporation’s or its subsidiaries’ employees, customers, creditors or other members of the communities in which it or they do business.

H. Board Nominations. Only persons who are nominated in accordance with the procedures set forth in this Article IV(H) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote at such meeting for the election of directors who has complied with the notice procedures set forth in this Article IV(H). Nominations other than those made by or at the direction of the Board of Directors shall be made pursuant to timely notice in writing, containing the information described below, to the Secretary of the Corporation. To be timely with respect to an annual meeting, a shareholder’s notice shall be delivered by January 15; provided, however, that if the Corporation calls an annual meeting for a date after May 31, then the shareholder’s notice shall be delivered no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was given. With respect to a special meeting at which directors will be elected, to be timely, a shareholder’s notice shall be delivered no later than the close of business on the tenth day following the day on which notice of meeting was given. Such shareholder’s notice shall set forth the following:

(1) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residential address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) and (d) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934; and

(2) as to the shareholder of record giving the notice, (a) the name and address of such shareholder, (b) the class and number of shares of capital stock of the Corporation of which such shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) and (c) a description of any agreements, arrangements or relationships between the shareholder giving the notice and each person the shareholder proposes to nominate. If requested in writing by the Secretary of the Corporation, such shareholder shall disclose to the Secretary, within ten days of such request, the name and address of each other person known by the shareholder to claim or have a beneficial interest in shares of the Corporation beneficially owned by the shareholder.

If a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether the shareholder has complied with this Article IV(H). If the inspectors shall determine that the shareholder has not complied with this Article IV(H), the defective nomination shall be disregarded and the inspectors shall direct the officer presiding at the meeting to declare at the meeting that such nomination was not made in accordance with the procedures prescribed by the Articles of Incorporation.

I. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of Preferred Stock, or any series thereof, shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such Preferred Stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE V

Limitation of liability and Indemnification

A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemption or repurchase of the Corporation’s shares from, shareholders of the Corporation, under and to the extent provided in La.R.S. 12:92(D); or (4) any transaction from which the director or officer derived an improper personal benefit.

B. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the full extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect subsidiaries) to the full extent permitted by law, and (3) cause the Corporation to exercise the powers set forth in La. R.S. 12:83(F), notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers.

C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing, notwithstanding that some or all of the directors of the Corporation are also directors or officers of such subsidiaries.

D. Amendment of Article V. Any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability or right to indemnification under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

ARTICLE VI

Special Meetings of Shareholders

Special meetings of shareholders, for any purpose or purposes, may be called by directors or officers of the Corporation in any manner set forth in the By-laws. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least 80% of the Total Voting Power, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in this Article VI, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders.

ARTICLE VII

Reversion

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE VIII

By-laws

A. Adoption, Amendment and Repeal. By-laws of the Corporation may be adopted only by a majority vote of all of the Continuing Directors. By-laws may be amended or repealed only by a majority vote of all of the Continuing Directors or by the affirmative vote of the holders of at least 80% of the Total Voting Power at any annual or special meeting of shareholders, the notice of which expressly states that the proposed amendment or repeal is to be considered at the meeting.

B. New Matters. Any purported amendment to the By-laws which would add thereto a matter not covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

ARTICLE IX

Vote on Certain Transactions and Amendments to

Articles of Incorporation

A. Vote Required for Shareholder Action. If the Board of Directors has recommended any proposal presented to the shareholders, including but not limited to a proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation’s assets, dissolution or an amendment to these Articles of Incorporation, by the affirmative vote of a majority of all of the Continuing Directors, then the affirmative vote of holders of a majority of the voting power present shall be required to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation’s assets, dissolution or an amendment to these Articles of Incorporation and the affirmative vote of a majority of the votes cast shall be required to approve any other proposal. Otherwise, the affirmative vote of 80% of the Total Voting Power shall be required to constitute shareholder approval of any matter presented to the shareholders.

B. Business Combinations and Control Share Acquisitions. The provisions of La. R.S. 12:132 et seq. and La. R.S. 12:135 et seq. shall apply in addition to any action required by these Articles of Incorporation.

These Amended and Restated Articles of Incorporation are dated April 7, 1993.

WITNESSES:	MIDSOUTH BANCORP, INC.

/s/ Sally Gary	/s/ C. R. Cloutier
C. R. Cloutier, President

/s/ Earline Mirza	/s/ Karen L. Hail
Karen L. Hail, Secretary